NEWS RELEASE

                                        From:
                                        Corporate Communications Department
                                        The St. Paul Companies, Inc.
                                        385 Washington Street
                                        St. Paul, MN 55102
                                        Contact: Mark Hamel
                                        Telephone: (612) 310-3588


April 24, 1998 -- THE ST. PAUL COMPANIES COMPLETES
                  MERGER WITH USF&G CORPORATION

SAINT PAUL, Minn -- The St. Paul Companies (NYSE:SPC) today announced the completion of its merger with USF&G Corporation. The merger, which creates the United States' eighth-largest property-liability insurance company, was announced January 19, 1998 pending shareholder and regulatory approvals. The approval process was completed Thursday.

         "I am extremely pleased with the rapid approval this transaction has received from all constituencies," said Douglas W. Leatherdale, chairman and chief executive officer of The St. Paul. "The overwhelming approval by shareholders earlier this month, and the rapid review by regulators demonstrates that this is a positive development for all of our stakeholders. The St. Paul will now be even better-positioned to succeed in a highly competitive industry."

         On a combined basis, The St. Paul and USF&G had 1997 revenues of $9.6 billion, total assets of more than $37 billion, and written premiums of more than $7 billion.


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         The record date for USF&G's first-quarter dividend preceded today's closing. Accordingly, the USF&G dividend of $.07 per share payable to USF&G shareholders of record on April 6, 1998, will be paid as scheduled on April 30, 1998. The St. Paul Companies, headquartered in Saint Paul, Minn., provides property-liability insurance underwriting and reinsurance products and services worldwide.


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